                                                                      EXHIBIT 11

                          CUBIST PHARMACEUTICALS, INC.

                        COMPUTATION OF INCOME PER SHARE

                     AS OF DECEMBER 31, 1993, 1994 AND 1995

                  AND THE SIX MONTHS ENDED JUNE 30, 1996

                                                       HISTORICAL    PRO FORMA
                                                       -----------  -----------
Beginning Balance 1/1/93..............................     444,899
Issuance of Common Stock..............................      36,751
Issuance of Cheap Stock...............................     496,523
Issuance of Preferred Stock...........................           0
                                                       -----------
  Weighted Average Shares at 12/31/93.................     978,173
  Net Loss............................................ $(1,687,894)
  Net Loss per Share..................................      $(1.73)
                                                       ===========
Beginning Balance 1/1/94..............................     546,864
Issuance of Common Stock..............................      85,661
Issuance of Cheap Stock...............................     496,523
Issuance of Preferred Stock...........................           0
                                                       -----------
  Weighted Average Shares at 12/31/94.................   1,129,048
  Net Loss............................................ $(4,813,035)
  Net Loss per Share..................................      $(4.26)
                                                       ===========
Beginning Balance 1/1/95..............................     910,030    3,729,083
Issuance of Common Stock..............................      76,228       76,228
Issuance of Cheap Stock...............................     496,523      496,523
Issuance of Preferred Stock...........................           0    1,631,673
                                                       -----------  -----------
  Weighted Average Shares at 12/31/95.................   1,482,781    5,933,507
  Net Loss............................................ $(5,396,006) $(5,396,006)
  Net Loss per Share..................................      $(3.64)      $(0.91)
                                                       ===========  ===========
Beginning Balance 1/1/96..............................   1,016,666    5,981,120
Issuance of Common Stock..............................      (5,760)      (5,760)
Issuance of Cheap Stock...............................     496,523      496,523
Issuance of Preferred Stock...........................           0       13,266
                                                       -----------  -----------
  Weighted Average Shares at 6/30/96..................   1,507,429    6,485,149
  Net Loss............................................ $(2,073,213) $(2,073,213)
  Net Loss per Share..................................      $(1.38)      $(0.32)
                                                       ===========  ===========